Exhibit 99.3


                 INTERSTAR SECURITISATION MANAGEMENT PTY LIMITED
                       OFFICER'S CERTIFICATE OF COMPLIANCE

The undersigned officer of Interstar Securitisation Management Pty Limited, a company organized under the laws of Victoria, Australia ("ISM"), hereby certifies on behalf of ISM and on his own behalf for purposes of the Interstar Millennium Series 2004-2G Trust Class A, Class AB and Class B Mortgage Backed Floating Rate Notes (the "Notes"), as follows:

1.   I am a duly appointed, qualified and acting Officer of ISM,

2. I am duly authorized to execute and deliver this Officer's Certificate on behalf of ISM; and

3. To the best of my knowledge, the Issuer Trustee has complied with all conditions and covenants under the Transaction Documents, for the Interstar Millennium Series 2004-2G issue of Notes for the period between March 11, 2004, the date on which the Trust issued Notes, to the end of the Trust's fiscal year on December 31, 2004

     Capitalized  terms used and not  defined  herein  shall  have the  meanings
     assigned   to  such  terms  in  the  Note   Trust   Deed   related  to  the
     above-referenced issue of Notes.

IN WITNESS WHEREOF, I have signed my name as of March 24, 2005.



/s/ Sam Kyriacou
-------------------------------------------
Name:    Sam Kyriacou
Title:   Director, Interstar Securitisation
         Management Pty Limited